Exhibit 10.1

August 1, 2017

Ronald M. DeFeo

Dear Ron:
You have agreed to serve as Executive Chairman of Kennametal Inc. (the “Company”). This letter agreement (the “Agreement”) sets forth the terms of your employment as the Company’s Executive Chairman and is effective as of August 1, 2017 (the “Effective Date”).
1. Position. In your position as Executive Chairman, you will report to the Company’s Board of Directors (the “Board”). The Company expects that you will remain on the Board as a director during your Term, as defined below. While you render services to the Company as Executive Chairman, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date, so long as such service does not materially interfere with your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Term and Termination. From the Effective Date, your position as Executive Chairman shall continue until June 30, 2018, or until earlier termination of your employment by you or the Company (the “Term”). Your employment is “at will,” and may be terminated by the Company at any time without cause on 60 days written notice to you, or immediately on written notice should you breach this Agreement and fail to cure such breach within 30 days of your receipt of written notice thereof. Your employment hereunder may be terminated by you at any time for any or no reason upon no less than sixty (60) days prior written notice to the Board or immediately on written notice to the Board should Company breach this Agreement and fail to cure such breach within 30 days of its receipt of written notice thereof. You and the Company agree that there will be no termination, severance or similar cash payments payable under this Agreement for any termination of your employment, and you will be due all compensation earned through the date of termination. In the event of a termination for any reason, you will promptly return to the Company all materials in any form acquired by you as a result of employment with the Company, and all property of the Company.
3. Board Service; Director Equity Awards.
3.1 While you serve as Executive Chairman, you will also continue to serve on the Board, but will not sit on any Board committees during your service as Executive Chairman. You will not receive any non-employee director cash retainers, equity grants or other compensation under the Company’s Director Compensation Program for your services as a director.
3.2 Upon your separation from service from the Company, your outstanding, unvested equity awards granted to you prior to February 3, 2016 for your prior service as a director (“Director Awards”) will vest consistent with equity awards granted to other directors who have retired from the Board.

4. Compensation and Benefits.
4.1 Salary and Annual Bonus. The Company will pay you at the annualized salary rate of Seven Hundred Thousand Dollars ($700,000) per year, payable in accordance with the Company’s normal payroll schedule and subject to required withholdings. You will be eligible to participate in the Company’s annual cash incentive plan for Fiscal 2018 (July 1, 2017 to June 30, 2018) with a target bonus of 140% of annual base salary (pro-rated for your months of service as Executive Chairman in Fiscal 2018)), of which 120% will be based on the Company’s financial performance goals and 20% will be based on individual performance goals, in each case as determined by the Board.
4.2 Long Term Incentive. You will not be eligible to receive any future long-term incentive awards. Upon your separation from service from the Company, your outstanding, unvested equity awards previously granted to you while you were President and Chief Executive Officer of the Company shall automatically vest with Performance Service Units vesting at actual for FY17 performance goals and at target for subsequent years under the FY17 PSU grant. The settlement or exercise of such awards following vesting shall be subject to the terms and conditions of such awards, including any delay in settlement required by Internal Revenue Code Section 409A if you are a “specified employee” as of your separation date.
4.3 Employee Benefit Programs. As Executive Chairman of the Company, you will be eligible to participate in the savings, and health and welfare benefit plans, that are sponsored by the Company and generally available to our executive employees for the time which you are employed. Your participation in the benefit plans and programs is determined by the terms and provisions of those plans and programs, as they may be amended from time to time.
5. Indemnification. The Company shall continue to indemnify you with respect to activities in connection with your employment hereunder in accordance with the terms of the separate indemnification agreement previously executed between you and the Company on February 4, 2016.

6. Company Policies. You recognize the necessity for established policies and procedures pertaining to Company's business operations, and the Company's right to change, revoke or supplement such policies and procedures at any time, in Company's sole discretion. You agree to comply with such policies and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of the Company.

7. Non-Competition and Non-Solicitation Agreement.
7.1 During your employment as Executive Chairman by the Company and for one year thereafter, you will not, in any geographic area in which the Company is offering its services and products, without the prior written consent of Company:
a.    directly or indirectly engage in, or
b.    assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or
c.    enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of the Company or any subsidiary or affiliate thereof in which you are or were engaged during your term of employment by the Company; provided, however, that the foregoing provisions of this Section 8 are not intended to prohibit and shall not prohibit you from purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
7.2 During the period of your employment by the Company and for one year thereafter, you will not, without the prior written consent of the Company (i) solicit or attempt to hire or assist any other person in any solicitation or attempt to hire any employee of the Company, its subsidiaries or affiliates, or (ii) encourage any such employee to terminate his employment with the Company, its subsidiaries or affiliates; provided you will not be in breach of this Section 7.2 should the employee of the Company or its subsidiaries or affiliates respond to a general advertisement.

7.3 You acknowledge that the breach of the provisions of this Section 7 by you would cause irreparable injury to the Company, and you acknowledge and agree that remedies at law for any such breach will be inadequate and you consent and agree that the Company shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this Section 7. You specifically agree that the limitations as to periods of time and geographic area, as well as all other restrictions on his activities specified in Section 7, are reasonable and necessary for the protection of the Company, its employees and its affiliates. You acknowledge and warrant that you will be fully able to earn an adequate livelihood for yourself and your dependents if this Section 7 should be specifically enforced against you and that such enforcement will not impair your ability to obtain employment commensurate with your abilities and fully acceptable to you.

7.4 If the scope of any restriction contained in this Section 7 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and you and the Company hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction. Your obligations under this Section 7 are subject to Company not being in breach of its obligations under this Agreement.

8. Confidentiality
8.1 You acknowledge and agree that in the course of your employment by the Company, you may work with, add to, create or acquire trade secrets and confidential information ("Confidential Information") of the Company which could include, in whole or in part, information:
a.    of a technical nature such as, but not limited to, the Company's manuals, methods, know-how, formulae, shapes, designs, compositions, processes, applications, ideas, improvements, discoveries, inventions, research and development projects, equipment, apparatus, appliances, computer programs, software, systems documentation, special hardware, software development and similar items; or
b.     of a business nature such as, but not limited to, information about business plans, sources of supply, cost, purchasing, profits, markets, sales, sales volume, sales methods, sales proposals, identity of customers and prospective customers, identity of customers' key purchasing personnel, amount or kind of customers' purchases and other information about customers; or
c.    pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

You further acknowledge and agree that (i) all Confidential Information is the property of the
Company; (ii) the unauthorized use, misappropriation or disclosure of any Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iii) it is essential to the protection of the Company’s goodwill and to the maintenance of its competitive position that all Confidential Information be kept secret and that you will not disclose any Confidential Information to others or use any Confidential Information to the detriment of the Company.

You agree to hold and safeguard all Confidential Information in trust for the Company, its successors and assigns and you shall not (except as required in the performance of your duties), use or disclose or make available to anyone for use outside the Company's organization at any time, either during employment with the Company or subsequent thereto, any of the Confidential Information, whether or not developed by you, without the prior written consent of the Company; provided you may disclose Confidential Information to your legal and other advisors with a need to know, provided they are advised of your confidentiality obligations hereunder and they are required by you or by ethical obligation to keep such information confidential. Confidential Information will not include, and you will have no obligations with respect to (i) information made public other than by reason of your breach of this Agreement, or (ii) information provided to you by a third party with the right to provide the same without any obligation of confidentiality. Further, nothing herein will prevent you from disclosing Confidential Information to the extent required by law, so long as you provide Company with prior written notice thereof.

8.2 You agree that:

a.you will promptly and fully disclose to the Company or such officer or other agent as may be designated by the Company any and all inventions made or conceived by you (whether made solely by you or jointly with others) during employment with the Company (1) which are along the line of the business, work or investigations of the Company, or (2) which result from or are suggested by any work which you may do for or on behalf of the Company; and

b.you will assist the Company and its nominees during and subsequent to such employment in every proper way (entirely at its or their expense) to obtain for its or their own benefit patents for such inventions in any and all countries; the said inventions, without further consideration other than such salary as from time to time may be paid to you by the Company as compensation for your services in any capacity, shall be and remain the sole and exclusive property of the Company or its nominee whether patented or not; and
c.    you will, during the term of your employment by the Company and for one year thereafter, keep and maintain adequate and current written records of all such inventions, in the form of but not necessarily limited to notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to the Company at all times.

8.3 You agree that, promptly upon termination of your employment, you will disclose to the Company, or to such officer or other agent as may be designated by the Company, all inventions which have been partly or wholly conceived, invented or developed by you as described in clause 8.2 (a) above for which applications for patents have not been made and shall thereafter execute all such instruments of the character hereinbefore referred to, and will take such steps as may be necessary to secure and assign to the Company the exclusive rights in and to such inventions and any patents that may be issued thereon any expense therefor to be borne by the Company.

8.4 You agree that you will not at any time aid in attacking the patentability, scope, or validity of any invention to which the provisions of subparagraphs 8.2 and 8.3, above apply.

9. Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Executive Chairman. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the lead independent director of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Pennsylvania law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Allegheny County, Pennsylvania. This Agreement may be signed in counterparts and the counterparts taken together will constitute one agreement.

Very truly yours,
Kennametal Inc.
By:

		Title:	Lead Independent Director
ACCEPTED AND AGREED:

By:	Ronald M. DeFeo

Date: